Exhibit 10.15

Form of Distribution Agreement

This agreement made as of ____________ , is between SimplePons, Inc. (“SP”), a Delaware corporation having its principal place of business at 220 Congress Park Drive, Suite 304, Delray Beach, Florida 33445, and ____________ (“Distributor”) having its principal place of business at 2520 Coral Way, Suite 2-348 Miami, FL 33145

IN CONSIDERATION of the promises and undertakings as are hereinafter provided, the parties do covenant and agree as follows:

  Distributor Agreements. Distributor shall:

(a)   Serve as a distributor of and representative for programs and products provided by SP;

(b)  Exercise commercially-reasonable efforts to produce and maximize retail sales of SP products;

(c)   At all times, comply with all relevant laws and regulations including, without limitation, all regulations relating to appropriate sales and business practices;

(d)  Observe and maintain ethical business practices and procedures consistent with the best practices of the industry and SP practices and guidelines, and engage in no activities that would serve to discredit SP’s business or reputation including, without limitation, any deceptive or misleading sales practices.

  Term and Termination. This agreement shall have a term of _______ from the date of execution above. Thereafter, the Term shall continue and the Agreement shall be in full force and effect until such time that either party terminates the Agreement for any reason upon __________ days written notice to the other party. At any time during the Term, either party may terminate this Agreement on ___________ days notice in the case of a material breach by the other party which breach is not cured within that _____ day period or immediately in the case of a material breach that is incapable of being cured. Distributor acknowledges that a “material breach” by it shall include, but not limited to, a material failure to comply with the provisions of Sections 1, 4, 5 and 17.
  Product Costs/Special Considerations/Remunerations. Distributor shall receive commission as set forth on the attached Schedule A.
  Exclusivity. Distributor has the exclusive rights to sell and promote the SP coupon book in Miami-Dade County, Florida until ___________. During the Term, Distributor agrees that it will not: (a) directly or indirectly serve as a sales agent, distributor, consultant, representative or employee for any competitor to SP in the business of coupon book (or e-book) school fundraising sales or (b) solicit for and receive approval from competitors to sell coupon books.

  Competition. Distributor agrees not to solicit a client/school/organization/customer that is already doing SP business with another SP distributor or agent. Distributor further agrees that in the event the Distributor inadvertently encounters a client/school/organization/customer already doing business with SP, the Distributor will discontinue further sales efforts.
  Telemarketing. Whereas telemarketing may or may not be performed on a regional or national basis. And in recognition that SP does provide exclusive territories in given circumstances, all telemarketing sales efforts must be approved by SP.
  Indemnification. Distributor agrees to indemnify and hold harmless SP from any and all claims and liabilities resulting from the operation of Distributor’s business, including reasonable attorney’s fees, excluding claims or liabilities caused solely by SP. SP agrees to the same Indemnification language as Distributor.
  Acceptance of Orders. Distributor shall submit all orders to SP no later than _____ days after the date of the sale. Distributor agrees to use approved SP coupon books. All orders submitted by the Distributor will be reviewed for approved pricing.
  Remittance. Where applicable, Distributor is responsible to submit amount due to SP or will used best efforts to see that invoiced customers timely remit the balance due directly to SP in the form of check or money order. Terms for remittance are as follows:
a)	Payment due date is 30 days from the date of invoice.
b)	If invoice remains unpaid after the period, late charges will be assessed and calculates at 1% per month from original due date to customer.
  Information and Advertising. SP will aid in promoting the fundraising programs/products by providing the Distributor with sample coupon books and other promotional information at no cost to the Distributor. Distributor shall be solely responsible for any and all other costs of sales including, but not limited to, the cost of sales premiums and prizes.
  Supplies. SP agrees to provide Distributor with such brochures and other supplies as are needed and are customarily supplied in the fundraising business at no cost.
  Non Agency. Nothing in this Agreement shall be construed as constituting Distributor as the agent, employee, joint venture, partner, franchisee or legal representative of SP whatsoever. Accordingly, Distributor shall be responsible for the manner in which he shall perform his duties hereunder and shall be solely responsible to his own employees for any compensation due to them and for compliance with all applicable laws with respect to worker’s compensation, withholding taxes, unemployment compensation, social security payments and other charges against compensation imposed by any governmental authority as to his employees.

13. Notices. All notices required hereunder shall be deemed to have been validly given if in writing, delivered by US. Mail, return-receipt requested, postage-prepaid when addressed as follows:

If to SP:
SimplePons, Inc.
220 Congress Park Drive, Ste. 304
Delray Beach, FL 33445

If to Distributor:

Choice of Law/Venue. This agreement shall be governed by the laws of the State of Florida and both parties hereby consent to exclusive jurisdiction in either the Federal Courts located in Florida or the state courts of Florida. Distributor agrees not to contest personal jurisdiction in Florida.

14. Entire Agreement. This document and the schedules attached hereto constitute the entire agreement between the parties, and no amendment or alterations hereof shall be of any force or affect whatsoever, unless in writing and signed by all parties hereto.

15. Binding Effect. The terms and conditions hereof are binding upon and shall inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns only, the assignment thereof by any party hereto being permitted only upon the approval of the other party.

16. Confidentiality. This Agreement (including all schedules or attachments) and all terms contained herein is strictly confidential, and no terms or information herein shall be directly or indirectly disclosed to anyone other than employees of either party who have a need to know. In addition to any other remedies SP may be entitled to at law or equity, Distributor acknowledges and agrees that its breach of this provision will result in the forfeiture of all future amounts payable as special consideration on Schedule A.

WITNESS the signatures of the parties by their duly authorized representatives, in duplicate originals, on the dated set forth opposite the respective names of each.

SIMPLEPONS, INC.

Date: _____________ By: ________________

Brian John, Chief Executive Officer

Date: ______________ _______________________________

 220 Congress Park Drive, Ste. 304, Delray Beach, FL 33445 • 877.647.2367 • www.simplepons.com